Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Performance and Restricted Share Unit Plan for Employees of Algonquin Power & Utilities Corp. and its Participating Affiliates of our reports dated March 6, 2026, with respect to the consolidated financial statements of Algonquin Power & Utilities Corp. and the effectiveness of internal control over financial reporting of Algonquin Power & Utilities Corp. included in its Annual Report on Form 40-F for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
June 30, 2026